UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 14, 2015

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 East Broadway Blvd., Tucson, Arizona	85701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

The Board of Directors of The Providence Service Corporation, or Providence, appointed James Lindstrom as Executive Vice President and Chief Financial Officer, effective as of January 14, 2015. Before his appointment, Mr. Lindstrom had been President and Chief Executive Officer of Integrated Electrical Services, Inc., or IES, since October 2011 and previously served as Interim President and Chief Executive Officer of IES since June 2011, and as a member of the Board of Directors of IES since May 2010. Over a 20 year-career, Mr. Lindstrom has led or invested in major turnarounds and companies experiencing strategic transformations in a variety of industries, including the financial services, energy, business services and manufacturing industries. Prior to joining IES, Mr. Lindstrom was a partner at Tontine Associates, LLC, a private investment fund and an affiliate of IES's majority stockholder, from 2006 until October 2011. Mr. Lindstrom's operating experience includes his role as the Chief Financial Officer of Centrue Financial Corporation from 2003 to January 2006 and as an executive at ChiRex Inc, a pharmaceutical services company, from 1996 through 2000. Mr. Lindstrom began his career at CS First Boston in 1994. He received his BA from Colby College and his MBA from the Tuck School of Business at Dartmouth. Mr. Lindstrom has also served as a director or a board observer of multiple publicly-traded companies.

There are no family relationships between Mr. Lindstrom and any director or officer of Providence, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Providence entered into a employment agreement, dated January 14, 2015 (the “Agreement”), with Mr. Lindstrom in connection with his appointment as Executive Vice President and Chief Financial Officer. Under the Agreement, Mr. Lindstrom has been appointed Executive Vice President and Chief Financial Officer through December 31, 2016. Mr. Lindstrom’s annual base compensation will be $550,000 per year (the “Base Compensation”) and he will be entitled to continue to receive the Base Compensation through January 14, 2016 regardless of whether his employment continues through such date (except if he is terminated for cause). Mr. Lindstrom will be eligible for a bonus of 75% of the Base Compensation upon achievement of 100% of budgeted EBITDA performance for 2015, and a pro rata portion of up to an additional 25% of the Base Compensation if Providence exceeds budgeted EBITDA performance, each as will be determined by Providence’s compensation committee.

Mr. Lindstrom will be granted a restricted stock unit award valued at $500,000, based on the value of Providence’s common stock as of the date of the grant, under The Providence Service Corporation 2006 Long Term Incentive Plan, as amended. This award will be granted on the date that Mr. Lindstrom purchases Providence’s common stock with an aggregate purchase price of at least $100,000, so long as such purchases are made prior to July 14, 2015. One-third of Mr. Lindstrom’s restricted stock unit award (if any) will vest on the date of the grant, one-third will vest on July 14, 2015 and one-third will vest on January 14, 2016, assuming continued employment with Providence at such times. The award will be memorialized by a separate Restricted Stock Award Agreement between Mr. Lindstrom and Providence.

If Mr. Lindstrom is terminated without cause, Mr. Lindstrom will be entitled to receive (i) any earned bonus relating to a fiscal year before his termination and any Base Compensation earned before his termination, (ii) any earned bonus for the fiscal year through the date of termination, pro-rated for the portion of the fiscal year completed, and (iii) an amount equal to (1) the lesser of (a) the Base Compensation that would have been received through December 31, 2016 or (b) the Base Compensation in effect as of the date of termination, or (2) if greater, at least six (6) months of Base Compsensation in effect as of the date of termination. In addition, Mr Lindstrom shall become fully vested in any portion of the restricted stock unit award that has not otherwise become vested on or before the date of his termination of employment.

If Mr. Lindstrom is terminated in connection with or following a change in control, Mr. Lindstrom will be entitled to (i) to fully vest in any portion of the restricted stock unit award that has not become vested and to receive (i) the greater of (A) the Base Compensation through December 31, 2016 and (B) fifty percent (50%) of the annual Base Compensation, in either case in a lump sum payment, payable immediately upon cessation of employment and (ii) a pro-rata portion of any bonus, contingent on Providence’s achievement of budgeted EBITDA performance for 2015.

Mr. Lindstrom is also eligible to receive additional benefits, including life insurance.

Mr Lindstrom will be subject to customary non-competition and non-solicitation for two years, and to non-disclosure and non-disparagement covenants on an on-going basis, following the cessation of employment with Providence for any reason.

The preceding description of the Agreement is qualified in its entirety by reference to the text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 8.01 Other Events.

On January 16, 2015, Providence issued a press release announcing the appointment of Mr. Lindstrom as described herein, which is set forth in Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01

(d) Exhibits

10.1	Employment Agreement, dated January 14, 2015, by and between The Providence Service Corporation and James Lindstrom

99.1	Press release, dated January 16, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: January 21, 2015	By:	/s/ Michael-Bryant Hicks
	Name:	Michael-Bryant Hicks
	Title:	Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer